UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               THOMSON multimedia
                                (Name of Issuer)

                                  COMMON SHARES
                         (Title of Class of Securities)

                                    885118109
                                 (CUSIP Number)

                                DECEMBER 31, 1999
                          (Date of Event Which Requires
                            Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1 (b)
     [ ] Rule 13d-1 (c)
     [X] Rule 13d-1 (d)

                               ROBERT A. ESHELMAN
                     GENERAL COUNSEL, FINANCE AND OPERATIONS
                                ONE MICROSOFT WAY
                         REDMOND, WASHINGTON 98052-6399
                                 (425) 882-8080
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-----------------------                                 ------------------------
CUSIP No. 885118109                                          Page 2 of 5 Pages
-----------------------                                 ------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
          Microsoft Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          91-1144442
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


          State of Washington
________________________________________________________________________________
               5.   SOLE VOTING POWER

                         8,891,008
               _________________________________________________________________
  NUMBER OF    6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY                 -0-
  OWNED BY     _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                8,891,008
    WITH       _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER

                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          8,891,008
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          7.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          CO
________________________________________________________________________________

Item 1(a).   Name of Issuer.

             THOMSON multimedia.

Item 1(b).   Address of Issuer's Principal Executive Offices.

             46, quai A. Le Gallo, 92100 Boulogne, France.

Item 2(a).   Name of Person Filing.

             Microsoft Corporation.

Item 2(b).   Address of Principal Business Office or, if None, Residence.

             One Microsoft Way, Redmond, Washington  98052-6399,
             Attention:  General Counsel, Finance and Operations.

Item 2(c).   Citizenship.

             State of Washington.

Item 2(d).   Title of Class of Securities.

             Common Shares.

Item 2(e).   CUSIP Number.

             885118109

Item 3.      Not applicable.

Item 4.      Ownership.

             (a)  Amount beneficially owned:

                  7.1%

             (b) Percent of class:

                  7.1%

             (c) Number of shares as to which such person has:



                                  3 of 5 pages

                  (i)   Sole power to vote or to direct the vote:

                        8,891,008

                  (ii)  Shared power to vote or to direct the vote:

                        Not applicable.

                  (iii) Sole power to dispose or to direct the disposition:

                        8,891,008

                  (iv)  Shared power to dispose or to direct the disposition of:

                        Not applicable.

Item 5.      Ownership of Five Percent or Less of the Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.





                                  4 of 5 pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2000
                                             MICROSOFT CORPORATION


                                             By: /s/ Robert A. Eshelman
                                                --------------------------------
                                                Name:   Robert A. Eshelman
                                                Title:  Assistant Secretary